Exhibit 3.1

Restated and Amended Certificate of Incorporation

OF

MEDIFAST, INC.

(a Delaware Corporation)

MEDIFAST, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies as follows:

A.           The name of the corporation is Medifast, Inc.

B.           The Company’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 5, 1989. The Company was originally incorporated under the name “THM Associates Inc.”

C.           The Restated and Amended Certificate of Incorporation was duly adopted in accordance with Section 245 and Section 242 of the General Corporation Law of the State of Delaware, and restates, integrates and supersedes (but does not further amend) the provisions of the Company’s Certificate of Incorporation, as heretofore amended or supplemented, and there is no discrepancy between the provisions of the Certificate of Incorporation, as amended, and this Restated Certificate of Incorporation.

D.           The text of the Certificate of Incorporation is hereby restated and integrated to read in its entirety as follows:

Section 1.           Name. The name of the corporation is Medifast, Inc.

Section 2.           Registered Office and Agent. The address of the Company’s registered office in the State of Delaware is InCorp Services Inc., One Commerce Center - 1201 Orange St. #600, in the City of Wilmington, County of New Castle, Zip Code 19899. The Registered agent in charge thereof is Incorp Services, Inc.

Section 3.           Purpose. The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

Section 4.           Stock.

Section 4.1.           Authorized Shares. The Company shall have the authority to issue 21,500,000 capital shares consisting of: (a) 20,000,000 shares of Common Stock having a par value of $0.001 per share and (b) 1,500,000 shares of Preferred Stock having a par value of $0.001 per share.

Section 4.2.           Preferred Stock. The shares of Preferred Stock may be issued from time to time and in such amounts and for such consideration as may be determined by the Board of Directors of the corporation. The Board of Directors is authorized to establish and designate series and to fix the number of shares and the relative rights, preferences and limitations as between series, subject only to such limitations as may be prescribed by law. In particular, the Board of Directors may take the following actions with respect to each series of Preferred Stock: establish and specify a designation of such series; fix the dividend rights of holders of shares of each such series; fix the terms on which shares of each such series may be redeemed if the shares of such series are to be redeemable; fix the rights of the holders of shares of each such series upon dissolution or any distribution of assets; fix the terms or amount of the sinking fund, if any, to be provided for the purchase or redemption of shares of each such series; fix the terms, if any, upon which the shares of each such series may be converted into or exchanged for shares of any other class or of any other security issued by the Company; fix the voting rights, if any, of the shares of each such series; and establish any other relative rights, preferences or limitations of shares of the series consistent herewith and, where applicable, the General Corporation Law of the State of Delaware.

For all purposes, this Restated Certificate of Incorporation shall include each certificate of designations (if any) setting forth the terms of a series of Preferred Stock.

Pursuant to the authority conferred by this Section 4, the Board of Directors created a series of shares of Preferred Stock designated as “Series D Junior Participating Preferred Stock”, by filing a certificate of designations of the Company with the Secretary of State of the State of Delaware on August 28, 2014, and the designation and number of shares, and the relative rights, preferences and limitations thereof, are set forth in Appendix A hereto and are incorporated herein by reference.

Section 5.           [Reserved]

Section 6.           By-Laws. The Board of Directors may make, alter or repeal the By-Laws of the Company, subject only to such limitations, if any, as may from time to time be imposed by the By-Laws.

Section 7.           Election of Directors. The election of directors need not be by written ballot, except as may otherwise be provided in the By-Laws.

Section 8.           Limitation of Liability of Directors. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same now exists or may hereafter be amended, a director of the Company shall not be liable to the Company or its stockholders or any of them for monetary damages for breach of fiduciary duty as a director.

Section 9.           Amendments. The Company reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation in the manner now or hereafter provided by law, and all rights conferred herein on stockholders, directors and officers are subject to this reserved power; provided that any amendment, alteration, change or repeal that reduces or limits the exculpation or indemnification of the persons referred to herein, or which adversely affects (from the point of view of the director) any limitation on the personal liability of a director, shall apply prospectively only and shall not be given retroactive effect.

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IN WITNESS WHEREOF, the Company has caused this Restated Certificate of Incorporation to be executed on its behalf on this 26 day of February, 2015.

MEDIFAST, INC.

By:	/s/ Michael C. MacDonald
Name: Michael C. MacDonald
Title: Executive Chairman & CEO

[Signature Page to Medifast, Inc. Restated Certificate of Incorporation]

Appendix A

CERTIFICATE OF DESIGNATIONS OF
SERIES D JUNIOR PARTICIPATING PREFERRED STOCK OF
MEDIFAST, INC.

(Pursuant to Section 151 of the
Delaware General Corporation Law)

MEDIFAST, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law at a meeting duly called and held on August 28, 2014:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the “Board of Directors” or the “Board”) in accordance with the provisions of the Certificate of Incorporation, the Board of Directors hereby creates a series of Preferred Stock, par value $0.001 per share, of the Corporation (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

Series D Junior Participating Preferred Stock:

Section 1.           Designation and Amount. The shares of such series shall be designated as “Series D Junior Participating Preferred Stock” (the “Series D Preferred Stock”) and the number of shares constituting the Series D Preferred Stock shall be 150,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series D Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series D Preferred Stock.

Section 2.           Dividends and Distributions. i)  Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series D Preferred Stock with respect to dividends, the holders of shares of Series D Preferred Stock, in preference to the holders of Common Stock, par value $0.001 per share (the “Common Stock”), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series D Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series D Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series D Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)           The Corporation shall declare a dividend or distribution on the Series D Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series D Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C)           Dividends shall begin to accrue and be cumulative on outstanding shares of Series D Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series D Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series D Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series D Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

Section 3.           Voting Rights. The holders of shares of Series D Preferred Stock shall have the following voting rights:

(A)           Subject to the provision for adjustment hereinafter set forth, each share of Series D Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series D Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

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(B)           Except as otherwise provided herein, in any other Certificate of Designations creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series D Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C)           Except as set forth herein, or as otherwise provided by law, holders of Series D Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4.           Certain Restrictions. ii)  Whenever quarterly dividends or other dividends or distributions payable on the Series D Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series D Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)           declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Preferred Stock;

(ii)           declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series D Preferred Stock, except dividends paid ratably on the Series D Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)           redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series D Preferred Stock; or

(iv)           redeem or purchase or otherwise acquire for consideration any shares of Series D Preferred Stock, or any shares of stock ranking on a parity with the Series D Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

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(B)           The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5.           Reacquired Shares. Any shares of Series D Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 6.           Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Preferred Stock unless, prior thereto, the holders of shares of Series D Preferred Stock shall have received $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series D Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series D Preferred Stock, except distributions made ratably on the Series D Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series D Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7.           Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series D Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series D Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

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Section 8.           No Redemption. The shares of Series D Preferred Stock shall not be redeemable.

Section 9.           Rank. The Series D Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation’s Preferred Stock.

Section 10.         Amendment. The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series D Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock, voting together as a single class.

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